EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-37194, 333-91174, 333-141276, 333-152873, 333-161242 and 333-181272) on Form S-8 of Drew Industries Incorporated and subsidiaries of our report dated March 12, 2013, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Stamford, Connecticut
March 12, 2013